EXHIBIT 21



                                  SUBSIDIARIES



All subsidiaries are 100% owned by Diversified Senior Services, Inc., and do business under their corporate names.



     Residential Properties Management, Inc., a North Carolina corporation

     DSS Funding, Inc., a North Carolina corporation

     Diversified Senior Services of Virginia, Inc., a Virginia corporation